UNITED STATES
                       SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549

                                  SCHEDULE 13G

                    UNDER THE SECURITIES EXCHANGE ACT OF 1934

                          (AMENDMENT NO. ___________)*

                                  Retalix Ltd.
    ------------------------------------------------------------------------
                                (Name of Issuer)

                 Ordinary Shares (1.00 NIS par value per share)
    ------------------------------------------------------------------------
                         (Title of Class of Securities)

                                    M8215W109
                             ----------------------
                                 (CUSIP Number)

January 1, 2007

Mivtachim The Workers Social Insurance Fund Ltd. Under special management and several other Pension Funds (THE "SENIOR PENSION FUNDS") including those specified herein, are all under special management under the Insurance Commissioner in the Ministary of Finance of the State of Israel. As of January 1, 2007 the Senior Pension Funds began a process of merging their separate investment departments into one joint Investment Division (yet the Senior Pension Funds investment committees remain separate). Accordingly The Senior Pension Funds recently decided to report their investments, as a group.

    ------------------------------------------------------------------------

             (Date of Event Which Requires Filing of this Statement)

     Check the appropriate box to designate the rule pursuant to which this
     Schedule is filed:

          [_]  Rule 13d-1(b)

          [X]  Rule 13d-1(c)

          [_]  Rule 13d-1(d)


                               Page 1 of 10 pages

CUSIP No M8215W109

--------------------------------------------------------------------------------
1.   Names of Reporting Persons.
     I.R.S. Identification Nos. of above persons (entities only): N/A

     Mivtachim The Workers Social Insurance Fund Ltd. Under special management
--------------------------------------------------------------------------------
2.   Check the Appropriate Box if a Member of a Group (See Instructions):
     (a)  [X]
     (b)  [_]
--------------------------------------------------------------------------------
3.   SEC Use Only

--------------------------------------------------------------------------------
4.   Citizenship or Place of Organization:
     Israel
--------------------------------------------------------------------------------
                   5.   Sole Voting Power:
                        880,118
Number of          -------------------------------------------------------------
Shares Bene-       6.   Shared Voting Power:
ficially by             N/A
Owned by Each      -------------------------------------------------------------
Reporting          7.   Sole Dispositive Power:
Person With:            880,118
                   -------------------------------------------------------------
                   8.   Shared Dispositive Power:
                        N/A
--------------------------------------------------------------------------------
9.   Aggregate Amount Beneficially Owned by Each Reporting Person:
     880,118
--------------------------------------------------------------------------------
10.  Check if the Aggregate Amount in Row (9) Excludes Certain Shares (See
     Instructions)      [_]
--------------------------------------------------------------------------------
11.  Percent of Class Represented by Amount in Row (9):
     4.56%
--------------------------------------------------------------------------------
12.  Type of Reporting Person (See Instructions):
     EP
--------------------------------------------------------------------------------


                               Page 2 of 10 pages

CUSIP No M8215W109

--------------------------------------------------------------------------------
1.   Names of Reporting Persons.
     I.R.S. Identification Nos. of above persons (entities only): N/A

     The "Hadassah" Workers Pension Fund Ltd. Under special management
--------------------------------------------------------------------------------
2.   Check the Appropriate Box if a Member of a Group (See Instructions):
     (a)  [X]
     (b)  [_]
--------------------------------------------------------------------------------
3.   SEC Use Only

--------------------------------------------------------------------------------
4.   Citizenship or Place of Organization:
     Israel
--------------------------------------------------------------------------------
                   5.   Sole Voting Power:
                        7,390
Number of          -------------------------------------------------------------
Shares Bene-       6.   Shared Voting Power:
ficially by             N/A
Owned by Each      -------------------------------------------------------------
Reporting          7.   Sole Dispositive Power:
Person With:            7,390
                   -------------------------------------------------------------
                   8.   Shared Dispositive Power:
                        N/A
--------------------------------------------------------------------------------
9.   Aggregate Amount Beneficially Owned by Each Reporting Person:
     7,390
--------------------------------------------------------------------------------
10.  Check if the Aggregate Amount in Row (9) Excludes Certain Shares (See
     Instructions)      [_]
--------------------------------------------------------------------------------
11.  Percent of Class Represented by Amount in Row (9):
     0.0383%
--------------------------------------------------------------------------------
12.  Type of Reporting Person (See Instructions):
     EP
--------------------------------------------------------------------------------


                               Page 3 of 10 pages

CUSIP No M8215W109

--------------------------------------------------------------------------------
1.   Names of Reporting Persons.
     I.R.S. Identification Nos. of above persons (entities only): N/A

     The "Egged" Members Pension Fund Ltd. Under special management
--------------------------------------------------------------------------------
2.   Check the Appropriate Box if a Member of a Group (See Instructions):
     (a)  [X]
     (b)  [_]
--------------------------------------------------------------------------------
3.   SEC Use Only

--------------------------------------------------------------------------------
4.   Citizenship or Place of Organization:
     Israel
--------------------------------------------------------------------------------
                   5.   Sole Voting Power:
                        12,124
Number of          -------------------------------------------------------------
Shares Bene-       6.   Shared Voting Power:
ficially by             N/A
Owned by Each      -------------------------------------------------------------
Reporting          7.   Sole Dispositive Power:
Person With:            12,124
                   -------------------------------------------------------------
                   8.   Shared Dispositive Power:
                        N/A
--------------------------------------------------------------------------------
9.   Aggregate Amount Beneficially Owned by Each Reporting Person:
     12,124
--------------------------------------------------------------------------------
10.  Check if the Aggregate Amount in Row (9) Excludes Certain Shares (See
     Instructions)      [_]
--------------------------------------------------------------------------------
11.  Percent of Class Represented by Amount in Row (9):
     0.0628%
--------------------------------------------------------------------------------
12.  Type of Reporting Person (See Instructions):
     EP
--------------------------------------------------------------------------------


                               Page 4 of 10 pages

CUSIP No M8215W109

--------------------------------------------------------------------------------
1.   Names of Reporting Persons.
     I.R.S. Identification Nos. of above persons (entities only): N/A

     Keren Mekefet Pension and Provident Center Cooperative Society Ltd. Under special management
--------------------------------------------------------------------------------
2.   Check the Appropriate Box if a Member of a Group (See Instructions):
     (a)  [X]
     (b)  [_]
--------------------------------------------------------------------------------
3.   SEC Use Only

--------------------------------------------------------------------------------
4.   Citizenship or Place of Organization:
     Israel
--------------------------------------------------------------------------------
                   5.   Sole Voting Power:
                        22,203
Number of          -------------------------------------------------------------
Shares Bene-       6.   Shared Voting Power:
ficially by             N/A
Owned by Each      -------------------------------------------------------------
Reporting          7.   Sole Dispositive Power:
Person With:            22,203
                   -------------------------------------------------------------
                   8.   Shared Dispositive Power:
                        N/A
--------------------------------------------------------------------------------
9.   Aggregate Amount Beneficially Owned by Each Reporting Person:
     22,203
--------------------------------------------------------------------------------
10.  Check if the Aggregate Amount in Row (9) Excludes Certain Shares (See
     Instructions)      [_]
--------------------------------------------------------------------------------
11.  Percent of Class Represented by Amount in Row (9):
     0.11%
--------------------------------------------------------------------------------
12.  Type of Reporting Person (See Instructions):
     EP
--------------------------------------------------------------------------------


                               Page 5 of 10 pages

CUSIP No M8215W109

--------------------------------------------------------------------------------
1.   Names of Reporting Persons.
     I.R.S. Identification Nos. of above persons (entities only): N/A

     Keren Hgimlaot Hmerkazit Histadrut Central Pension Fund Ltd. Under special management
--------------------------------------------------------------------------------
2.   Check the Appropriate Box if a Member of a Group (See Instructions):
     (a)  [X]
     (b)  [_]
--------------------------------------------------------------------------------
3.   SEC Use Only

--------------------------------------------------------------------------------
4.   Citizenship or Place of Organization:
     Israel
--------------------------------------------------------------------------------
                   5.   Sole Voting Power:
                        74,613
Number of          -------------------------------------------------------------
Shares Bene-       6.   Shared Voting Power:
ficially by             N/A
Owned by Each      -------------------------------------------------------------
Reporting          7.   Sole Dispositive Power:
Person With:            74,613
                   -------------------------------------------------------------
                   8.   Shared Dispositive Power:
                        N/A
--------------------------------------------------------------------------------
9.   Aggregate Amount Beneficially Owned by Each Reporting Person:
     74,613
--------------------------------------------------------------------------------
10.  Check if the Aggregate Amount in Row (9) Excludes Certain Shares (See
     Instructions)      [_]
--------------------------------------------------------------------------------
11.  Percent of Class Represented by Amount in Row (9):
     0.39%
--------------------------------------------------------------------------------
12.  Type of Reporting Person (See Instructions):
     EP
--------------------------------------------------------------------------------


                               Page 6 of 10 pages

CUSIP No M8215W109

--------------------------------------------------------------------------------
1.   Names of Reporting Persons.
     I.R.S. Identification Nos. of above persons (entities only): N/A

     The Insurance and Pension Fund for the Agricultural and Non Professional Workers Cooperative Society Ltd. Under special management
--------------------------------------------------------------------------------
2.   Check the Appropriate Box if a Member of a Group (See Instructions):
     (a)  [X]
     (b)  [_]
--------------------------------------------------------------------------------
3.   SEC Use Only

--------------------------------------------------------------------------------
4.   Citizenship or Place of Organization:
     Israel
--------------------------------------------------------------------------------
                   5.   Sole Voting Power:
                        4,249
Number of          -------------------------------------------------------------
Shares Bene-       6.   Shared Voting Power:
ficially by             N/A
Owned by Each      -------------------------------------------------------------
Reporting          7.   Sole Dispositive Power:
Person With:            4,249
                   -------------------------------------------------------------
                   8.   Shared Dispositive Power:
                        N/A
--------------------------------------------------------------------------------
9.   Aggregate Amount Beneficially Owned by Each Reporting Person:
     4,249
--------------------------------------------------------------------------------
10.  Check if the Aggregate Amount in Row (9) Excludes Certain Shares (See
     Instructions)      [_]
--------------------------------------------------------------------------------
11.  Percent of Class Represented by Amount in Row (9):
     0.022%
--------------------------------------------------------------------------------
12.  Type of Reporting Person (See Instructions):
     EP
--------------------------------------------------------------------------------


                               Page 7 of 10 pages

ITEM 1.

     (a) Name of Issuer: Retalix Ltd.

     (b) Address of Issuer's Principal Executive Offices: 10 Zarhin Street, Corex House Ra`anana 4300, Israel

ITEM 2.

     (a) Name of Person Filing:

          1. Mivtachim - The Workers Social Insurance Fund Ltd. Under special management

          2.   The "Hadassah" Workers Pension Fund Ltd. Under special management

          3. The Insurance and Pension Fund for the Agricultural and Non Professional Workers Cooperative Society Ltd. Under special management

          4.   The "Egged" Members Pension Fund Ltd. Under special management

          5. Keren Mekefet Pension and Provident Center Cooperative Society Ltd. Under special management

          6. Keren Hgimlaot Hmerkazit Histadrut Central Pension Fund Ltd. Under special management

     (b) Address of Principal Business Office or, if none, Residence for each of the Reporting Persons: 30 Ibn-Gavirol St. Tel Aviv 64078, Israel

     (c) Citizenship of each of the Reporting Persons: Israel

     (d) Title of Class of Securities: Ordinary Shares (1.00 NIS par value per share)

     (e) CUSIP Number: M8215W109

ITEM 3. IF THIS STATEMENT IS FILED PURSUANT TO SS.SS.240.13D-1(B) OR 240.13D-2(B) OR (C), CHECK WHETHER THE PERSON FILING IS A :

N/A

     (a) [_] Broker or dealer registered under section 15 of the Act (15 U.S.C. 78o).

     (b)  [_]  Bank as defined in section 3(a)(6) of the Act (15 U.S.C. 78c).

     (c) [_] Insurance company as defined in section 3(a)(19) of the Act (15 U.S.C. 78c).

     (d) [_] Investment company registered under section 8 of the Investment Company Act of 1940 (15 U.S.C 80a-8).

     (e) [_] An investment adviser in accordance with ss.240.13d-1(b)(1)(ii)(E);

     (f) [_] An employee benefit plan or endowment fund in accordance with ss.240.13d-1(b)(1)(ii)(F);

     (g) [_] A parent holding company or control person in accordance with ss.240.13d-1(b)(1)(ii)(G);

     (h) [_] A savings associations as defined in Section 3(b) of the Federal Deposit Insurance Act (12 U.S.C. 1813);

     (i) [_] A church plan that is excluded from the definition of an investment company under section 3(c)(14) of the Investment Company Act of 1940 (15 U.S.C. 80a-3);

     (j)  [_]  Group, in accordance with ss.240.13d-1(b)(1)(ii)(J).


                               Page 8 of 10 pages

ITEM 4. OWNERSHIP.

     Provide the following information regarding the aggregate number and percentage of the class of securities of the issuer identified in Item 1.

     (a) Amount beneficially owned:

Mivtachim - The Workers Social Insurance Fund Ltd. Under special management                                 880,118
The "Hadassah" Workers Pension Fund Ltd. Under special management                                             7,390
The Insurance and Pension Fund for the Agricultural and Non Professional Workers Cooperative Society Ltd.
Under special management                                                                                      4,249
The "Egged" Members Pension Fund Ltd. Under special management                                               12,124
Keren Mekefet Pension and Provident Center Cooperative Society Ltd. Under special management                 22,203
Keren Hgimlaot Hmerkazit Histadrut Central Pension Fund Ltd. Under special management                        74,613


     (b) Percent of class:

Mivtachim - The Workers Social Insurance Fund Ltd. Under special management                                               4.56%
The "Hadassah" Workers Pension Fund Ltd. Under special management                                                       0.0383%
The Insurance and Pension Fund for the Agricultural and Non Professional Workers Cooperative Society Ltd.
Under special management                                                                                                 0.022%
The "Egged" Members Pension Fund Ltd. Under special management                                                          0.0628%
Keren Mekefet Pension and Provident Center Cooperative Society Ltd. Under special management                              0.11%
Keren Hgimlaot Hmerkazit Histadrut Central Pension Fund Ltd. Under special management                                     0.39%

     (c) Number of shares as to which the person has:

          (i) Sole power to vote or to direct the vote:

Mivtachim - The Workers Social Insurance Fund Ltd. Under special management                                 880,118
The "Hadassah" Workers Pension Fund Ltd. Under special management                                             7,390
The Insurance and Pension Fund for the Agricultural and Non Professional Workers Cooperative Society Ltd.
Under special management                                                                                      4,249
The "Egged" Members Pension Fund Ltd. Under special management                                               12,124
Keren Mekefet Pension and Provident Center Cooperative Society Ltd. Under special management                 22,203
Keren Hgimlaot Hmerkazit Histadrut Central Pension Fund Ltd. Under special management                        74,613

          (ii) Shared power to vote or to direct the vote N/A.

          (iii) Sole power to dispose or to direct the disposition of :

Mivtachim - The Workers Social Insurance Fund Ltd. Under special management                                 880,118
The "Hadassah" Workers Pension Fund Ltd. Under special management                                             7,390
The Insurance and Pension Fund for the Agricultural and Non Professional Workers Cooperative Society Ltd.
Under special management                                                                                      4,249
The "Egged" Members Pension Fund Ltd. Under special management                                               12,124
Keren Mekefet Pension and Provident Center Cooperative Society Ltd. Under special management                 22,203
Keren Hgimlaot Hmerkazit Histadrut Central Pension Fund Ltd. Under special management                        74,613

          (iv) Shared power to dispose or to direct the disposition of N/A.


                               Page 9 of 10 pages

ITEM 5. OWNERSHIP OF FIVE PERCENT OR LESS OF A CLASS

N/A

ITEM 6. OWNERSHIP OF MORE THAN FIVE PERCENT ON BEHALF OF ANOTHER PERSON.

N/A

ITEM 7. IDENTIFICATION AND CLASSIFICATION OF THE SUBSIDIARY WHICH ACQUIRED THE SECURITY BEING REPORTED ON BY THE PARENT HOLDING COMPANY

N/A

ITEM 8. IDENTIFICATION AND CLASSIFICATION OF MEMBERS OF THE GROUP

See Item 2 above

ITEM 9. NOTICE OF DISSOLUTION OF GROUP

N/A

ITEM 10. CERTIFICATION

          By signing below I certify that, to the best of my knowledge and belief, the securities referred to above were not acquired and are not held for the purpose of or with the effect of changing or influencing the control of the issuer of the securities and were not acquired and are not held in connection with or as a participant in any transaction having that purpose or effect.

                                   SIGNATURE

     After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.

     o Mivtachim - The Workers Social Insurance Fund Ltd. Under special management

     o    The "Hadassah" Workers Pension Fund Ltd. Under special management

     o The Insurance and Pension Fund for the Agricultural and Non Professional Workers Cooperative Society Ltd. Under special management

     o    The "Egged" Members Pension Fund Ltd. Under special management

     o Keren Mekefet Pension and Provident Center Cooperative Society Ltd. Under special management

     o Keren Hgimlaot Hmerkazit Histadrut Central Pension Fund Ltd. Under special management


By: /S/ GIL GRESHLER                        By: /S/ ELI LEVY
--------------------                        ----------------

Name: GIL GRESHLER                          Name: ELI LEVY

Title: HEAD OF INVESTMENT DIVISION          Title: HEAD OF FINANCIAL AND
                                            ADMINISTRATIVE DIVISION

Date: FEBRUARY 28, 2007                     Date:  FEBRUARY 28, 2007

                               Page 10 of 10 pages

                                                                    EXHIBIT 99.1

                             JOINT FILING AGREEMENT

     By this Agreement, the undersigned agree that this Statement on Schedule 13G being filed on or about this date, and any subsequent amendments thereto filed by any of us, with respect to the securities of Retalix Ltd. is being filed on behalf of each of us.

DATED: February 28, 2007

     o Mivtachim - The Workers Social Insurance Fund Ltd. Under special management

     o    The "Hadassah" Workers Pension Fund Ltd. Under special management

     o The Insurance and Pension Fund for the Agricultural and Non Professional Workers Cooperative Society Ltd. Under special management

     o    The "Egged" Members Pension Fund Ltd. Under special management

     o Keren Mekefet Pension and Provident Center Cooperative Society Ltd. Under special management

     o Keren Hgimlaot Hmerkazit Histadrut Central Pension Fund Ltd. Under special management

By: /S/ GIL GRESHLER                        By: /S/ ELI LEVY
--------------------                        ----------------

Name: GIL GRESHLER                          Name: ELI LEVY

Title: HEAD OF INVESTMENT DIVISION          Title: HEAD OF FINANCIAL AND
                                            ADMINISTRATIVE DIVISION

Date: FEBRUARY 28, 2007                     Date:  FEBRUARY 28, 2007